Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “First Amendment”) is made this 14 day of September 2015 (the “Effective Date”), by and between FOUR IRVINGTON CENTRE ASSOCIATES, LLC, a Maryland limited liability company (“Landlord”), and SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Office Lease Agreement (the "Original Lease") dated May 5, 2015 (the Original Lease, as amended by this First Amendment, being hereinafter collectively referred to as the "Lease"), Landlord leased to Tenant, and Tenant leased from Landlord, the Premises (as such term is defined in the Original Lease) in the building located at 805 King Farm Boulevard, Rockville, Maryland (the "Building"); and

WHEREAS, Landlord and Tenant desire to amend the Original Lease to provide for the expansion of the Premises, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are hereby incorporated in this First Amendment and are made a part hereof by this reference.

2. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Original Lease, unless otherwise defined herein.

3. Expansion; Premises. From and after the Effective Date of this First Amendment, the Premises shall hereby be expanded to include that certain additional space containing approximately three thousand two hundred fifty-eight (3,258) rentable square feet of office space on the fifth (5th) floor of the Building, as such space is more particularly described in the Original Lease as the “Currently Vacant ROFO Space” (the "Fifth Floor Expansion Premises"). Notwithstanding anything to the contrary contained in the Original Lease, Landlord and Tenant hereby expressly acknowledge and agree that, as a result of the addition of the Fifth Floor Expansion Premises, the terms of the Original Lease are hereby amended as follows:

(a) The definition of "Premises" as set forth in Section 1.a of the Original Lease is hereby deleted and the following is inserted in lieu thereof:

"Premises:	Approximately 27,502 rentable square feet of office space consisting of a portion of the fifth (5th) floor of the Building (described in Section 1.b., below), as shown as the shaded space on the floor plan attached hereto as Exhibit A";

(b) The Exhibit A attached to this First Amendment shall hereby be deemed to have been attached to the Original Lease as Exhibit A thereto;

(c) The definition of "Initial Annual Base Rent" as set forth in Section 1.e of the Original Lease is hereby deleted and the following is inserted in lieu thereof:

"Initial Annual Base Rent*:	$30.50 per rentable square foot $838,811.04 per annum $69,900.92 per month
[*subject to escalation as provided for in this Lease]”;

(d) The definitions of "Tenant’s Pro Rata Share (Operating Expenses)" and “Tenant’s Pro Rata Share (Real Estate Taxes)” as set forth in Section 1.g of the Original Lease are hereby deleted and the following is inserted in lieu thereof:

"Tenant’s Pro Rata Share (Operating Expenses): 12.26%*

Tenant’s Pro Rata Share (Real Estate Taxes): 12.26%*

[*subject to adjustments provided for in this Lease]”;

(e) The definition of "Security Deposit" as set forth in Section 1.j of the Original Lease is hereby deleted and the following is inserted in lieu thereof:

"Security Deposit: $69,900.92";

(f) For the period commencing on December 1, 2015 and ending on December 14, 2015, Tenant shall pay Annual Base Rent pursuant to the terms of the Original Lease. From and after December 15, 2015 (the “Fifth Floor Expansion Premises Commencement Date”), the rent chart set forth in Section 4.a(i) of the Original Lease shall be deleted and the rent chart set forth below shall be inserted in lieu thereof:

Lease Year	Annual Base Rent per RSF	Annual Base Rent	Monthly Base Rent
1	$30.50	$838,811.04	$69,900.92
2	$31.26	$859,712.52	$71,642.71
3	$32.04	$881,164.08	$73,430.34
4	$32.85	$903,440.76	$75,286.73
5	$33.67	$925,992.36	$77,166.03
6	$34.51	$949,094.04	$79,091.17
7	$35.37	$972,745.80	$81,062.15
8	$36.25	$996,947.52	$83,078.96
9	$37.16	$1,021,974.36	$85,164.53
10	$38.09	$1,047,551.16	$87,295.93
11	$39.04	$1,073,678.04	$89,473.17
12	$40.02	$1,100,630.04*	$91,719.17
[*on an annualized basis]

(g) The number of access cards provided by Landlord to Tenant pursuant to the terms of Section 9.e of the Original Lease shall be increased as a result of the addition of the Fifth Floor Expansion Premises, and accordingly Section 9.e of the Original Lease is hereby amended by deleting therefrom “sixty-five (65)” and inserting in lieu thereof “seventy-four (74)”;

(h) The number of Parking Spaces allocated for Tenant’s use under the Original Lease shall be increased as a result of the addition of the Fifth Floor Expansion Premises, and accordingly Section 23.a of the Original Lease is hereby amended by (i) deleting therefrom “[…***…] ([…***…])” and inserting in lieu thereof “[…***…] ([…***…])” and (ii) deleting therefrom “[…***…] ([…***…])” and inserting in lieu thereof “[…***…] ([…***…])”;

(i) The Leasing Costs shall be increased as a result of the addition of the Fifth Floor Expansion Premises, and accordingly the Exhibit G attached to this First Amendment shall hereby be deemed to have been attached to the Original Lease as Exhibit G thereto, which exhibit sets forth a summary of the Leasing Costs and the calculation of the Termination Payment;

(j) Section 34 of the Original Lease (captioned, “Exterior Building Sign”) is hereby amended by deleting therefrom the two (2) references therein to “24,244” and inserting in lieu thereof in each such instance “27,502”; and

(k) The Improvement Allowance shall be increased as a result of the addition of the Fifth Floor Expansion Premises, and accordingly (i) Paragraph C.2(i) of the Work Agreement attached to the Original Lease is hereby amended by deleting therefrom “One Million Six Hundred Ninety-Seven Thousand Eighty Dollars ($1,697,080.00)” and inserting in lieu thereof “One Million Nine Hundred Twenty-Five Thousand One Hundred Forty Dollars ($1,925,140.00)” and (ii) Paragraph C.2(iii) of the Work Agreement attached to the Original Lease is hereby amended by deleting therefrom “Three Hundred Thirty-Nine Thousand Four Hundred Sixteen Dollars ($339,416.00)” and inserting in lieu thereof “Three Hundred Eighty-Five Thousand Twenty-Eight Dollars ($385,028.00)”.

4. Access to Fifth Floor Expansion Premises. Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractors under the Lease is effective, Tenant shall have access to the Premises immediately upon the Effective Date of this First Amendment to commence the architectural and design phase of the Tenant Improvements in the Eighth Floor Expansion Premises. If Landlord notifies Tenant that the Fifth Floor Expansion Premises is otherwise available for Tenant to take possession thereof, but Tenant is not permitted to take possession of the Eighth Floor Expansion Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractor under the Lease is effective, then (i) Landlord shall be deemed to have tendered possession of the Fifth Floor Expansion Premises to Tenant, (ii) neither the Commencement Date under the Lease, nor the Fifth Floor Expansion Premises Commencement Date, shall not be delayed as a result thereof, and (iii) Tenant shall be entitled to access the Fifth Floor Expansion Premises when such evidence of insurance has been delivered to Landlord.

5. Additional Security Deposit Amount. Landlord and Tenant acknowledge and agree that Landlord is currently holding a Security Deposit pursuant to the terms of the Original Lease in the amount of Sixty-One Thousand Six Hundred Twenty and 17/100 Dollars ($61,620.17) (the "Current Security Deposit"). Simultaneously with Tenant's execution of this First Amendment and delivery thereof to Landlord, Tenant, in order to comply with the increase in the Security Deposit effectuated pursuant to the terms of this First Amendment, shall deposit with Landlord an additional Eight Thousand Two Hundred Eighty and 75/100 Dollars ($8,280.75) (the "Additional Security Deposit Amount"). Upon Tenant depositing the Additional Security Deposit Amount with Landlord, the Current Security Deposit and the Additional Security Deposit Amount shall total the amount of the Security Deposit (i.e., $69,900.92) and such amount shall be held, used and applied in accordance with the Lease as the Security Deposit thereunder.

6. Additional First Monthly Base Rent Payment Amount. Landlord and Tenant acknowledge and agree that pursuant to Tenant’s execution of the Original Lease, and in accordance with the terms of Section 4.a(iii) of the Original Lease, Tenant tendered to Landlord an amount equal to Sixty-One Thousand Six Hundred Twenty and 17/100 Dollars ($61,620.17) representing the first monthly installment of Monthly Base Rent payable by Tenant under the Original Lease (the "Current First Monthly Base Rent Payment"). Simultaneously with Tenant's execution of this First Amendment and delivery thereof to Landlord, Tenant, in order to comply with the increase in Monthly Base Rent effectuated pursuant to the terms of this First Amendment, shall deposit with Landlord an additional Eight Thousand Two Hundred Eighty and 75/100 Dollars ($8,280.75) (the "Additional First Monthly Base Rent Payment Amount"). Upon Tenant’s payment to Landlord of the Additional First Monthly Base Rent Payment Amount, Tenant shall have satisfied Tenant’s obligation in accordance with the terms of Section 4.a(iii) of the Original Lease to tender Landlord the first monthly installment of Monthly Base Rent upon Tenant’s execution of the Lease.

7. Right of First Offer. Landlord and Tenant acknowledge and agree that notwithstanding anything to the contrary contained in the Original Lease, the Fifth Floor Expansion Premises shall not be included as part of the ROFO Space under the Lease.

8. Expansion Option – Currently Vacant ROFO Space. Section 32 of the Original Lease (captioned, “Expansion Option – Currently Vacant ROFO Space”) is hereby deleted in its entirety and is of no further force and effect.

9. Counterpart Copies. This First Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.

10. Miscellaneous. This First Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) shall be governed by and construed in accordance with the laws of the State of Maryland.

11. Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Original Lease are hereby ratified and confirmed and shall continue in full force and effect.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Office Lease Agreement under seal as of the day and year first above written.

LANDLORD:

FOUR IRVINGTON CENTRE ASSOCIATES, LLC,
a Maryland limited liability company

By:	ACP/Utah Four Irvington, LLC, a Delaware limited liability company, its Sole Member and Manager

	By:	ACP Four Irvington Investors LLC, a Delaware limited liability company, its Manager

		By:	ACP Four Irvington Manager LLC, a Delaware limited liability company, its Managing Member

		By:	/s/ Brian Katz
		Name:	Brian Katz
		Title:	Manager

TENANT:

SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation

/s/ Peter Greenleaf [seal]
Name: Peter Greenleaf
Title: CEO
/s/ Andrew Smith [seal]
Name: Andrew Smith
Title: CFO

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT G

SUMMARY OF LEASING COSTS / CALCULATION OF TERMINATION PAYMENT